CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-120945 on Form N-2 of our report dated May 26, 2010, relating to the financial statements of Man-Glenwood Lexington TEI, LLC and Man-Glenwood Lexington Associates Portfolio, LLC appearing in the annual Report on Form N-CSR of Man-Glenwood Lexington TEI, LLC for the year ended March 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

June 30, 2010

Member of
Deloitte Touche Tohmatsu